UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2018

BLINK CHARGING CO.

(Exact name of registrant as specified in its charter)

Nevada	001-38392	03-0608147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

407 Lincoln Road, Suite 704

Miami Beach, Florida 33139

(Address of principal executive offices)

(305) 521-0200

(Registrant’s telephone number, including area code)

3284 N 29th Court

Hollywood, Florida 33020-1320

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On June 27, 2018, Mr. Andrew Shapiro informed the Board of Directors (the “Board”) of Blink Charging Co. (the “Company”) that he was resigning from the Board, including his membership on all committees of the Board, effective June 30, 2018. Mr. Shapiro’s resignation from the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Chief Financial Officer and Compensatory Arrangements

On June 27, 2018, the Board’s Compensation Committee recommended to the full Board that Mr. Jonathan New be appointed as the Company’s Chief Financial Officer (“CFO”). The Compensation Committee also approved the compensation of Mr. New. On the same date, the Board appointed Mr. New as the CFO effective July 9, 2018 (the “Employment Start Date”).

Mr. New will serve as the Company’s principal financial officer and principal accounting officer.

Mr. New, 58, was Chief Financial Officer of Net Element, Inc. from March 2008 through June 2018. During that time, Net Element was continuously listed on the Nasdaq Capital Market from October 2012 through the present. From 2001 to 2003, Mr. New was Chief Operating Officer of Ener1, Inc. From 2004 until it was sold in 2006, Mr. New owned and operated Wholesale Salon Furniture Corp.com, which imported and distributed salon equipment. Thereafter, until joining Net Element, Mr. New provided services to public companies on a variety of corporate accounting, reporting and audit related issues. Prior to joining Ener1, Inc. in 2001, Mr. New held finance manager and chief financial officer positions with companies including Häagen-Dazs, Virtacon (a web development company), RAI Credit Corporation (private label credit card company) and Prudential of Florida. Mr. New obtained his BS in Accounting from Florida State University and began his career with Accenture. He is a member of the Florida Institute of Certified Public Accountants and the American Institute of Certified Public Accountants.

There is no arrangement or understanding between Mr. New and any other persons pursuant to which Mr. New was selected as an officer. There are no family relationships between Mr. New and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”). Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Mr. New had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

Pursuant to an offer letter dated June 15, 2018 (the “Offer Letter”), Mr. New will receive an annual base salary of Two Hundred Twenty-Five Thousand Dollars ($225,000) (the “Base Salary”) and will receive a cash payment of Twenty Thousand Dollars ($20,000) as a signing bonus on his Employment Start Date. Mr. New is eligible for an annual incentive bonus in the amount up to twenty-five percent (25%) of his Base Salary based on meeting certain key performance indicators to be mutually agreed to by Mr. New and the Compensation Committee.

The Offer Letter is for a term of two (2) years commencing on the Employment Start Date (the “Term”). On the second anniversary of the Employment Start Date, Mr. New’s employment will be renewed automatically for an additional one-year term, unless the Company provides a notice of non-renewal at least thirty (30) days prior to the end of the Term.

Mr. New’s employment may be terminated by the Company without “Cause” after October 9, 2018. “Cause” shall mean (i) willful misconduct; or (ii) willful failure to perform responsibilities to the Company. “Cause” will be determined by the Company. If the Company terminates Mr. New’s employment without “Cause” the Company will continue payment of Mr. New’s Base Salary for an additional number of months equal to the number of months of his actual employment prior to the termination, capped at six (6) months maximum payment. The description in the previous sentence is the sole severance payment provision in the Offer Letter.

Upon shareholder approval of an omnibus incentive plan (the “Plan”), Mr. New will be entitled to awards under the Plan equal to fifty percent (50%) of his Base Salary, as adjusted from time to time (the “Grant”). Twenty-five percent (25%) of such Grant will be in the form of restricted shares of the Company’s common stock and the remaining seventy-five percent (75%) of such Grant will be in the form of options to purchase the Company’s common stock.

As a full-time employee of the Company, Mr. New will be eligible to participate in all of the Company’s benefit programs.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by its full text which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

On June 29, 2018, the Company issued a press release announcing the appointment of Mr. New as the CFO. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1*	Offer Letter by and between the Company and Mr. Jonathan New, dated June 15, 2018

99.1*	Press Release, dated June 29, 2018.

* Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLINK CHARGING CO.

Date: June 29, 2018	By:	/s/ Michael J. Calise
	Name:	Michael J. Calise
	Title:	Chief Executive Officer